Exhibit 99.1
Contacts:	Rebecca Geier Corp. Comm./Investor Relations Manager (512) 683-5325	Jennifer Howard-Brown Media Relations Manager (512) 683-8713

National Instruments Reports First Quarter Results

Revenue of $130 Million and EPS of 14 Cents

AUSTIN, Texas -- April 27, 2005 -- National Instruments (Nasdaq: NATI) reported first quarter revenue of $130 million, an increase of 4 percent compared to the first quarter of 2004. Diluted earnings per share (EPS) for Q1 were 14 cents with net income of $11.1 million."Although we turned in our 11th consecutive quarter of year-over-year revenue growth, we are disappointed with our revenue results and have a number of actions in place for Q2 and into the second half of the year, including reducing budgeted expenses and hiring plans," said Dr. James Truchard, NI president and CEO. "While we are pleased with continued new product output from R&D and the improvement in gross margins, we are focused -- both short-term and long-term -- on our operational execution and our top-line growth improvement."

Q1 2005 Highlights

  Revenue of $130 million, up 4 percent year-over-year
  Diluted EPS of 14 cents
  Net income of $11.1 million
  The highest quarterly gross margin in four years at 75.0 percent
  Record number of orders driven by the strong demand of NI USB and M Series data acquisition products
  Continued strong growth from core products including software, PXI and modular instruments
  Acquisition of Electronics Workbench, a leading supplier of electronics design automation software
  Cash and short-term investments of $221 million
  NI CompactRIO named Innovation of the Year by EDN magazine in the embedded systems category

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National Instruments Reports First Quarter Results
April 27, 2005

"In response to the slow growth of large orders and lower than expected revenue in the first quarter, we have reduced budgeted expense and hiring plans for 2005 and we expect to see slower expense growth in coming quarters," said Alex Davern, NI CFO. "With continued strong growth of our core virtual instrumentation products, including software and other new products, we are pleased to turn in the highest quarterly gross margins in four years." Geographically, the growth of revenue in U.S. dollar terms for Q1 2005 compared to Q1 2004 was as follows: up 7 percent in the Americas, flat in Europe, and up 4 percent in Asia, giving overall growth of 4 percent. In local currency terms, revenue was down 9 percent in Europe and down 2 percent in Asia, for overall local currency growth of 2 percent.

The company announced a quarterly dividend of 5 cents per share on its common stock payable on May 31, 2005, to shareholders of record on May 9, 2005. In addition, the Board of Directors has increased the amount of common stock that the company is authorized to repurchase by 1.7 million common shares.

For Q2 2005, NI anticipates revenue to remain relatively flat sequentially. The company expects to report diluted EPS in Q2 2005 of between 12 and 16 cents per share, compared to 14 cents per share in Q2 2004.

Interested parties can listen to a conference call today, April 27, 2005, beginning at 4:00 p.m. CT, at www.ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #4093174, from April 27, 2005, at 7:00 p.m. CT, through May 4, 2005, at midnight.

This release contains "forward-looking statements," including statements regarding reduced expenses and hiring plans, operational execution and top-line growth, faster revenue growth than expense growth, anticipated revenue for Q2 2005 and expected EPS for Q2 2005. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

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National Instruments Reports First Quarter Results
April 27, 2005

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,500 employees and direct operations in nearly 40 countries. In 2004, the company sold products to more than 25,000 companies in 90 countries. For the past six years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

The condensed consolidated balance sheets and statements of income follow.

CompactRIO, LabVIEW, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports First Quarter Results
April 27, 2005

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$74,682	$76,216
Short-term investments	146,058	150,392
Accounts receivable, net	87,362	87,312
Inventories, net	55,931	54,043
Other current assets	25,688	24,341
Total current assets	389,721	392,304

Property and equipment, net	148,589	149,783
Intangibles, net and other assets	52,352	40,328
Total assets	$590,662	$582,415

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,645	$25,208
Accrued expenses and other liabilities	51,032	57,461
Total current liabilities	81,677	82,669

Deferred income taxes, net	13,343	13,297
Total liabilities	95,020	95,966

Stockholders' equity:
Preferred stock	-	-
Common stock	793	789
Additional paid-in capital	102,652	98,897
Retained earnings	391,296	384,118
Other	901	2,645
Total stockholders' equity	495,642	486,449
Total liabilities and stockholders' equity	$590,662	$582,415

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National Instruments Reports First Quarter Results
April 27, 2005

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months
	Ended March 31

	2005	2004
Net sales	$129,740	$124,638
Cost of sales	32,364	31,570
Gross profit	97,376	93,068

Sales and marketing	51,573	46,697
Research and development	20,383	19,990
General and administrative	11,263	9,860
Patent litigation	(25)	176
Total operating expenses	83,194	76,723

Operating income	14,182	16,345

Interest income	985	712
Foreign exchange loss, net	(528)	(2)
Other income, net	14	48

Income before income taxes	14,653	17,103
Provision for income taxes	3,517	4,276

Net income	$11,136	$12,827

Earnings per share:
Basic	$0.14	$0.16
Diluted	$0.14	$0.16

Weighted average shares
outstanding:
Basic	79,175	77,964
Diluted	81,924	81,905

Dividend declared per share	$0.05	$0.03

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